F/m Investments, LLC 485BPOS

Exhibit 99 (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the M3Sixty Funds Trust and to the use of our report dated August 27, 2021 on the financial statements and financial highlights of F/m Investments Large Cap Focused Fund, a series of shares of beneficial interest in M3Sixty Funds Trust. Such financial statements and financial highlights appear in the Fund’s June 30, 2021 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 27, 2021